SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 27, 2007 (November 20, 2007)

NEW JERSEY RESOURCES
CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	1-8359 (Commission File Number)	22-2376465 (IRS Employer Identification No.)

1415 Wyckoff Road Wall, New Jersey (Address of principal executive offices)	07719 (Zip Code)

(732) 938-1480
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 20, 2007, based upon increases in operating, maintenance and capital costs, New Jersey Natural Gas Company (NJNG), a wholly-owned subsidiary of New Jersey Resources Corporation, filed a petition with the New Jersey Board of Public Utilities (BPU), to increase base rates for delivery service by approximately $58.4 million, which includes a return on equity component of 11.375 percent.   Base rates are the portion of the customers’ bill designed to cover NJNG’s delivery costs including, operating and maintenance expenses and a reasonable return on its regulated investments.

NJNG’s current gas delivery rates will remain in effect until the BPU takes action on the filing. It is typical for a base rate case to take up to a year to review, process and resolve. New base rates, if any, ultimately approved by the BPU may differ from what has been proposed in the November 20, 2007 filing.

Separately, NJNG announced its intention to notify the BPU that it will provide residential and small commercial sales customers with refunds totaling approximately $30 million. NJNG is able to offer these savings as a result of cost control activities, including hedging and strategic storage management, as well as lower prices for natural gas on the wholesale market.

A copy of the press release, dated as of November 20, 2007, announcing the filing of the base rate case is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(a)   Financial statements of businesses acquired:              Not applicable.

            (b)   Pro forma financial information:                                       Not applicable.

            (c)   Exhibits:
Exhibit Number	Description
99.1	News Release dated November 20, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW JERSEY RESOURCES
CORPORATION
Date: November 27, 2007

By:
Glenn C. Lockwood
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	News Release dated November 20, 2007